Exhibit 3.2

AMENDMENT NO. 1

TO

AMENDED AND RESTATED BYLAWS

OF

CDW CORPORATION

A Delaware corporation

(Dated May 19, 2016)

Section 2 of Article III of the Amended and Restated Bylaws of CDW Corporation is hereby amended to read in its entirety:

Section 2. Elections. The directors shall be elected in accordance with the Certificate of Incorporation.

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